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                                                                     Exhibit 4.3

                               UNC INCORPORATED

                    CERTIFICATE OF THE DESIGNATION, POWERS,
           PREFERENCES AND RIGHTS OF THE SERIES B SENIOR CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK

                           PAR VALUE $1.00 PER SHARE

                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware


          The following resolutions were duly adopted by the Board of Directors of UNC Incorporated, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on September 29, 1995 at a meeting of the Board of Directors at which there was at all times present and acting a quorum of the Board of Directors of the Corporation:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of such Preferred Stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED:

          (1) Designation and Number of Shares.  The designation of said series
              --------------------------------
of Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"), authorized by this resolution shall be "Series B Senior Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock authorized hereby shall be 250,000 and no more, except as provided herein.

          (2) Rank.  The Series B Preferred Stock shall, with respect to
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dividend rights and rights on liquidation, winding up and dissolution, rank (a)
on a parity with the Series C Senior Cumulative Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), and (b) prior to any other equity securities of the Corporation, whether currently authorized or
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hereafter created, including any other series of Series Preferred Stock and the
Common Stock, par value $.20 per share, of the Corporation (the "Common Stock", all of such equity securities of the Corporation to which the Series B Preferred Stock ranks prior, including any other series of Series Preferred Stock and the Common Stock, are referred to herein collectively as the "Junior Securities").

          (3) Dividends. (a)  (i)  The holders of the shares of Series B
              ---------
Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate (subject to adjustment as set forth in subparagraph (iv) below) of $8.50 per share in equal quarterly payments on the last business day of each calendar quarter (each of such dates being a "Dividend Payment Date"), commencing with the last day of the calendar quarter in which the shares of Series B Preferred Stock are issued, in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the date which is ten (10) business days prior to the Dividend Payment Date. Each of such quarterly dividends (whether payable in cash or in stock) shall be fully cumulative and shall accrue (whether or not declared), without interest, from the Date of Issuance. Subject to subparagraph
(iii) below, any dividend payments due with respect to the Series B Preferred Stock on any Dividend Payment Date shall be made by issuing fully paid and non-assessable shares of Series C Preferred Stock, valued as set forth below (a "PIK Dividend"); provided, however, that in lieu of issuing shares of Series C Preferred Stock, dividends may be paid, in the sole discretion of the Corporation, in cash or any combination of cash and Series C Preferred Stock. The issuance of such shares or the issuance of such shares together with payment of cash in lieu of the issuance of any shares shall constitute full payment of such dividend.

          (ii) Shares of Series C Preferred Stock used for the purpose of paying dividends on the Series B Preferred Stock will be valued at $100.00 per share.

          (iii) In the event that the Corporation is no longer a party to any Restrictive Agreement (as defined below) prohibiting the payment of cash dividends on the Series B Preferred Stock, dividend payments with respect to the Series B Preferred Stock shall be made in cash. "Restrictive Agreement" shall mean any agreement to which the Corporation is a party on the date hereof (including as modified, amended, extended, refinanced or replaced) which by its terms restricts the Corporation's ability to (A) pay dividends in cash with respect to the Series B Preferred Stock or (B) redeem the Series B Preferred Stock, excluding any such agreement which has been substantially assigned to a party which is not a party thereto on the date hereof.

          (iv) In the event that the Corporation shall make a PIK Dividend at any time after the third anniversary of the date of issuance of the Series B Preferred Stock (the "Date of Issuance"), the annual rate of PIK Dividends payable thereafter with respect to the Series B Preferred Stock shall be increased to $9.50 per share. In the event that the Corporation shall make a PIK Dividend at any time after the fourth anniversary of the Date of Issuance, the annual rate of PIK Dividends payable thereafter with respect to the Series B Shares shall be increased to $10.50 per share. In the event that the Corporation shall make a PIK Dividend at any time

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after the fifth anniversary of the Date of Issuance, the annual rate of PIK
Dividends payable thereafter with respect to the Series B Preferred Stock shall be increased to $11.00 a share. Any adjustment to the annual rate of PIK Dividends payable with respect to the Series B Preferred Stock pursuant to this subparagraph (iv) shall be effective after the date of the applicable PIK Dividend and the dividend payment in fully paid non-assessable shares of Series C Preferred Stock with respect to the next following date of PIK Dividend shall be adjusted to reflect the applicable increased annual rate. Dividend payments, or any portion thereof, with respect to the Series B Preferred Stock to be paid in cash will be at annual rate of $8.50 per share.

          (b) All dividends paid with respect to shares of Series B Preferred Stock pursuant to paragraph (3)(a) shall be paid pro rata to the holders entitled thereto.

          (c) No full cash dividends shall be declared or paid or set apart for payment on the Series C Preferred Stock for any period unless full cumulative cash dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any cash dividends are not paid in full, as aforesaid, upon the shares of Series B Preferred Stock and the Series C Preferred Stock, all cash dividends declared upon shares of Series B Preferred Stock and the Series C Preferred Stock shall be declared pro rata so that the amount of cash dividends declared per share on the Series B Preferred Stock and the Series C Preferred Stock shall in all cases bear to each other the same ratio that accrued cash dividends per share on the Series B Preferred Stock and the Series C Preferred Stock bear to each other.
No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

          (d) (i) Whenever dividends or distributions payable on the Series B Preferred Stock as provided in this Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (A) declare or pay dividends, or make any other distributions, on any Junior Securities (either as to dividends or upon liquidation, dissolution or winding up); or

               (B) redeem or purchase or otherwise acquire for consideration shares of any Junior Securities (either as to dividends or upon liquidation, dissolution or winding up), provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Securities in exchange for shares of any other Junior Securities.

          (ii) Subject to the foregoing provisions of this Section 3, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any

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of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of Series B Preferred Stock shall not be entitled to share therein.

          (4) Liquidation Preference.  (a)  In the event of any voluntary or
              ----------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock are entitled were paid in full.

          (b) The liquidation payment with respect to each fractional share of Series B Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

          (c) For the purposes of this Section 4, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

          (5) Redemption.  (a)  Commencing after the Effective Date (as defined
              ----------
below), the Corporation at its option may redeem, to the extent funds are legally available therefor, the Series B Preferred Stock, at any time in whole or from time to time in part, at the per share redemption price equal to $100.00 plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest (the "Redemption Price"). "Effective Date" shall mean, the last day of any ninety (90) consecutive calendar day period that occurs after the fourth anniversary of the Date of Issuance in which the last reported sales price regular way for the Common Stock of the Corporation on the New York Stock Exchange (or any other national securities exchange or NASDAQ on which the Common Stock is listed or quoted) on all trading days in that period is at least equal to 200% of the Conversion Price (as defined in Section 7).

          (b) The Corporation shall not optionally redeem the Series B Preferred Stock, in whole or in part, without first redeeming, all outstanding shares of Series C Preferred Stock at the Redemption Price for the Series C Preferred Stock.

          (c) Unless the Corporation is prohibited by the terms of any Restrictive Agreement from redeeming any shares of Series B Preferred Stock, in the event of any Change in Control (as defined below) with respect to the Corporation, each holder of the Series B Preferred Stock may, from time to time, require the Corporation to, and the Corporation shall, redeem any number of the shares of Series B Preferred Stock held by it for the Redemption Price upon thirty (30) days prior written notice. "Change in Control" shall mean (A) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity,
(B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity, or (C) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (d) Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Series Preferred Stock, undesignated as to series, and may be redesignated and reissued as part of any series of the Series Preferred Stock, par value $1.00 per share, of the Corporation; provided, however, that no such issued and reacquired shares of Series B Preferred Stock shall be reissued or sold as Series B Preferred Stock.

          (e) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire (except pursuant to Section 6 hereof) any shares of Series B Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

          (6) Procedure for Redemption.  (a)  In the event that fewer than all
              ------------------------
the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors.

          (b) In the event the Corporation shall redeem shares of Series B Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date of redemption (the "Redemption Date"), to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.

          (c) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price of the shares called for redemption) dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series B Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation with respect to said shares (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (7) Conversion.  (a)  Subject to and upon compliance with the
              ----------
provisions of this Section 7, unless previously redeemed by the Corporation, the holders of shares of Series B Preferred Stock shall have the right, at such holders' option, at any time and from time to time, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be equal to $100.00 divided by the Conversion Price (as hereinafter defined) in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the "Conversion Price") shall initially be $7.00 (subject to the adjustments set out in this Section 7). The right to convert shares called for redemption pursuant to this Section 7 shall terminate at the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

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          (b) The holders of shares of Series B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such Dividend Payment Date. However, shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series B Preferred Stock on a dividend payment record date who (or whose transferee) surrenders any of such shares for conversion into shares of Common Stock on a Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series B Preferred Stock on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

          (c) (i) In order to exercise the conversion privilege, the holders of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share at the office of the transfer agent for the Series B Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

          (ii) As promptly as practicable after the surrender of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (d) of this Section 7.

          (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

          (d) The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of each share of Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events, as follows:

               (i) In the event that the Corporation shall make a PIK Dividend pursuant to Section 3 hereof after the third anniversary of the Date of Issuance, then the Conversion Price shall be reduced by five percent (5%); provided that a reduction in the Conversion Price pursuant to this subparagraph (i) shall be made only once.

               (ii) In case the Corporation shall hereafter (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of Series B Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such share of Series B Preferred Stock had been converted immediately prior to such record date or effective date, he would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

               (iii) In case the Corporation shall hereafter issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price in effect on the record date with respect to such issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date for determination of the Stockholders entitled to receive such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are then convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately prior to the date of such issuance; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

               (iv) In case the Corporation shall hereafter distribute to all holders of its Common Stock shares of stock other than Common Stock or evidences of its indebtedness or assets (excluding cash dividends or distributions out of retained earnings and dividends or distributions referred to in subparagraph (ii) above) or rights or warrants (excluding those referred to in subparagraph (iii) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Conversion Price in effect immediately prior to the date of such distribution, less the then fair market value (as determined in good faith by the Corporation's Board of Directors, irrespective of the accounting treatment thereof, whose determination shall be described in a certified Board Resolution) of said shares of stock, assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by the Conversion Price in effect immediately prior to the date of such distribution. Such adjustments shall be made whenever any such distribution is made and shall become effective immediately prior to the date of such distribution.

               (v) In case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (A) in any of the transactions described in subparagraph (ii) above, (B) upon conversion or exchange of securities convertible into or exchangeable for Common Stock, or upon conversion of rights or warrants issued to the holders of Common Stock, for which an adjustment has already been made pursuant to subparagraph (iii) above, (C) by grant to or upon exercise of options granted or to be granted to employees or directors pursuant to any employee benefit plan or program of the Corporation or any of its subsidiaries in existence on the Date of Issuance or subsequently approved by the Corporation's stockholders, (D) upon conversion of shares of Series B Preferred Stock, (E) to shareholders of any corporation which merges into the Corporation or a subsidiary of the Corporation in proportion to their stockholdings of such corporation immediately prior to such merger, upon such merger, (F) in a bona fide public offering pursuant to a firm commitment underwriting, or (G) pursuant to any stockholders rights plan of the Corporation) for a consideration per share of Common Stock less than the Conversion Price in effect on the date the Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vii) below) for the issuance of such additional shares would purchase at the Conversion Price in effect on the date the Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to the date of such issuance.

               (vi) In case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued (A) in transactions described in subparagraphs (iii) and (iv) above or (B) pursuant to any stockholders rights plan of the Corporation) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (vii) below) less than the Conversion Price in effect on the issuance date of such securities, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (vii) below) for such securities would purchase at the Conversion Price prior to any adjustment pursuant hereto, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to date of issuance of such securities.

               (vii) For purposes of any computation respecting consideration received pursuant to subparagraphs (v) and (vi) above, the following shall apply:

                    (A) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                    (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive and described in a certified Board Resolution; and

                    (C) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subparagraph (vii)).

               (viii) In case the Corporation is a participant in a consolidation, merger or combination with another corporation (other than with a wholly-owned subsidiary of the Corporation and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or in case of any sale or transfer of all or substantially all of the assets of the Corporation, as a result of which holders of the Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby the Common Stock is converted into other securities or property of the Corporation, then as a condition to the consummation of such transaction, lawful and adequate provision shall be made so that the holder of each share of Series B Preferred Stock then outstanding shall have the right, with respect to such shares of Series B Preferred Stock, to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the value of the stock, other securities, property and assets (including cash) which such holder would have been entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange, if such holder had held the Common Stock issuable upon the conversion of such shares of Series B Preferred Stock immediately prior to such consolidation, merger, combination, sale or transfer, or exchange.

               (ix) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least ten cents

          ($0.10) in such price; provided, however, that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 7(d) shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

               (x) Anything in this paragraph 7(d) to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this paragraph 7(d), as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants to purchase Common Stock or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions in cash out of retained earnings) referred to hereinabove in this paragraph 7(d), hereafter made by the Corporation to the holders of the Series B Preferred Stock shall not be taxable to them.

               (xi) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares issuable upon conversion of each share of Series B Preferred Stock to be mailed to the holders, at their last addresses appearing in the Series B Preferred Stock share register. The certificate setting forth the computation shall be signed by the chief financial officer of the Corporation.

               (xii) In the event that at any time, as a result of any adjustment made pursuant to paragraph (a) above, the holder of any share of Series B Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (i) to (ix) inclusive, above.

          (e) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this paragraph (e), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

          (f) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

          (8) Voting Rights.  The holders of record of shares of Series B
              -------------
Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 8 or as otherwise provided by law.

          (a) Whenever dividends are in arrears and remain unpaid for six (6) or more Dividend Payment Dates, the holders of the then outstanding Series B Preferred Stock, voting as a class, shall have the exclusive right to appoint one additional director to the Board of Directors of the Corporation (in addition to any rights to appoint or have nominated any director pursuant to any contractual agreement between the Corporation and any holders of the Series B Preferred Stock) until such time as all accrued and unpaid dividends shall have been paid in full, at which time the term of office of such director shall terminate.

          (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a class (i) create, authorize or issue any shares of any other class of senior or parity dividend stock or senior or parity liquidation stock or having class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share, (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Corporation's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series B Preferred Stock, or (iii) declare any reverse stock dividend with respect to the Series B Preferred Stock or otherwise reduce the number of outstanding shares of Series B Preferred Stock other than pursuant to
Section 4, 5 or 7 hereof; provided, however, that the approval of not less than two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class, shall be required to amend, alter, or repeal any of the provisions of the Certificate of Incorporation of the Corporation that would adversely affect the dividend provisions, liquidation rights, conversion terms, or voting rights of the Series B Preferred Stock or the holders thereof.

          (c) A special meeting of holders of the Series B Preferred Stock (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Corporation on which the holders of the Series B Preferred Stock are entitled to vote as a separate class by law or pursuant to this Section 8 may be called by the Secretary of the Corporation or by the holder(s) of twenty-five percent (25%) or more of the outstanding shares of Series B Preferred Stock on written notice to the address of each holder thereof as it appears on the records of the Corporation deposited in the U.S. mail, all charges prepaid, at least ten

(10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of the Series B Preferred Stock entitled to vote by written consent or at a meeting shall be set by the Corporation's Board of Directors, and only holders who are holding of record on the stock book of the Corporation on that date will be entitled to participate in such vote.
At any time at which any share of Series B Preferred Stock has been issued and is outstanding, no proposal for the Corporation to take any action described in paragraph (b) shall be adopted, nor shall the Corporation be authorized to take any such action, unless the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock voting as a separate class vote in favor of such proposal.

          (d) Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each holder of the Series B Preferred Stock.

          (e) In exercising the voting rights set forth in this Section 8, each share of Series B Preferred Stock shall have one vote per share.

          (f) No consent of the holders of the Series B Preferred Stock, except to the extent such holders are entitled to vote together with the holders of the Series Preferred Stock or Common Stock, shall be required for (i) the creation, authorization or issuance of any indebtedness of any kind of the Corporation,
(ii) the creation, authorization or issuance of any other class of stock of the Corporation subordinate as to dividends and upon liquidation to the Series B Preferred Stock, (iii) any increase or decrease in the amount of authorized Common Stock or Series Preferred Stock or any increase, decrease or change in the par value thereof, or (iv) any increase in the amount of the Series C Preferred Stock for the purpose of paying dividends in shares of Series C Preferred Stock as provided herein, and none of the foregoing shall be deemed to affect adversely the powers, special rights or preferences of holders of the Series B Preferred Stock.

          IN WITNESS WHEREOF, UNC Incorporated caused this certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 5th day of October, 1995.

                                    UNC INCORPORATED


                                    By:
                                       -----------------------------------
                                         Dan A. Colussy
                                         Chairman of the Board and
                                         Chief Executive Officer
ATTEST:


----------------------------
Secretary

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

October 22, 1996 9:52pm

                                      -15-